Exhibit 5(b)

                                       November 22, 1994

Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee  38132

Attention:  Chief Financial Officer

      Re:   Federal Express Corporation -- Pass Through
            Certificates -- Shelf Registration

Dear Sirs:

      We have acted as special counsel to NationsBank of South Carolina, a national banking association, in its individual capacity and as pass through trustee (the "Pass Through Trustee"), under the Pass Through Trust Agreement, dated as of February 1, 1993, (the "Agreement") entered into between Federal Express Corporation (the "Corporation") and the Pass Through Trustee. Pursuant to the Agreement and one or more supplemental agreements thereto to be entered into between the Corporation and the Pass Through Trustee, the Pass Through Trustee will execute, authenticate and deliver, upon the Corporation's request, pass through certificates in one or more series in an aggregate principal amount of up to $465,000,000 (the "Pass Through Certificates"), to be registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), under the Corporation's Registration Statement on Form S-3 filed on the date hereof with the SEC (the "Registration Statement").

      As such counsel, we have examined the Agreement and the Pass
Through Certificates which you have furnished to us and which will be filed as exhibits to the Registration Statement. We have also examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. With respect to the discussion in the Prospectus forming part of the Registration Statement entitled "Certain South Carolina Taxes," the assumptions set forth therein are specifically incorporated herein. In addition, we have assumed that each Pass Through Trust will not be classified as a Partnership as defined in Section 7701 of the Internal Revenue Code of 1986, as amended, and the Pass Through Trust does not otherwise engage in business in South Carolina.

      The opinions set forth herein are limited to the laws of the State of Georgia, the federal laws of the United States of America governing the banking and trust powers of the Pass Through Trustee, and, with respect to the opinion set forth in paragraph 4 below, the laws of the State of South Carolina. With respect to the validity and binding nature of the Agreement and the Pass Through Certificates, which we note are governed by the laws of the State of New York, we have relied, with your permission, entirely upon the opinion of even date herewith of Davis Polk & Wardwell, and the opinions set forth herein are subject to each of the assumptions, exceptions, qualifications and limitations contained in such opinion letter. In addition, the opinions set forth below are based on the assumption that the Corporation has duly authorized, executed and delivered the Agreement and, at the time of such authorization, execution and delivery, had the full power, authority and legal right to have done so.

      Based on the foregoing, we are of the opinion that:

      1. The Pass Through Trustee is a national banking association validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with trust powers.

      2. The execution, authentication, issuance and delivery by the Pass Through Trustee of the Pass Through Certificates and the Agreement have been duly authorized by the Pass Through Trustee, in its individual (to the extent provided therein) and trust capacities.

      3.    With respect to the Pass Through Certificates of each series, when
(a) the Agreement establishing the terms of the Pass Through Certificates of such series and forming the related Pass Through Trust shall have been duly authorized, executed and delivered by the Corporation and the Pass Through Trustee in accordance with the terms and conditions of the Agreement (assuming that (x) the terms and conditions of the Agreement are in compliance with then applicable law at the time of such authorization, execution and delivery and (y) the Pass Through Trustee continues in existence as a national banking association holding a valid certificate to do business, with trust powers, at the time of such authorization, execution and delivery), and (b) the Pass Through Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and sold as contemplated by each of the Registration Statement and the Prospectus included therein relating to the Pass Through Certificates, the supplement or supplements to such Prospectus relating to the Pass Through Certificates of such series, the purchase agreement or underwriting agreement between the Corporation and the purchasers or underwriters named therein, as the case may be, relating thereto, the Agreement (assuming that (x) the terms of the Pass Through Certificates of such series are in compliance with then applicable law at the time of such authorization, execution and delivery and (y) the Pass Through Trustee continues in existence as a national banking association holding a valid certificate to do business, with trust powers, at the time of such authorization, execution and delivery), (i) the Agreement will constitute a valid and binding obligation of the Pass Through Trustee in accordance with its terms, except as the provisions thereof may be limited by bankruptcy, reorganization, insolvency, arrangement, fraudulent conveyance, moratorium, or other similar laws generally affecting creditors' rights or debtors' relief from time to time in effect, and (ii) each of the Pass Through Certificates of such series will be validly issued and will be entitled to the benefits of the Agreement pursuant to which it was issued. The opinions expressed above as to the enforceability of the documents referred to above further are subject in each case to applicable laws and usual equitable principles that may render certain remedial provisions in the documents referred to above invalid or unenforceable.

      4. The discussion in the Prospectus forming part of the Registration Statement entitled "Certain South Carolina Taxes," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

      We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the captions "Validity of the Pass Through Certificates" and "Certain South Carolina Taxes" in the Prospectus forming part of the Registration Statement.

                                    Very truly yours,


                                 /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY
                                     ----------------------------------
                                     POWELL, GOLDSTEIN, FRAZER & MURPHY